Exhibit 10.6
Mrs. Rhonda Brede
October 14, 1999
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October 14, 1999


Mrs. Rhonda Brede
7600 North 16th Street
Suite 150
Phoenix, Arizona 85020

Dear Rhonda:

This letter confirms our agreement that Lifemark Corporation ("Lifemark") has agreed to employ you and you have agreed to serve as President and Chief Executive Officer of Lifemark effective immediately.

Your base salary will be $200,000 annually (or in future years, such increased amount as we may agree) commencing today. You will also participate in Lifemark's bonus plan with a targeted onus of 40% of your salary in accordance with the Company's customary practices and formulae. You will also receive the same benefit package as other Lifemark employees and additional benefits described in this letter.

In addition to your regular bonus, you will be entitled to receive on January 1 of each year commencing on January 1, 2000, an additional bonus equal to the amount of interest due on any Company Loans (as defined below) (provided, however, that if you have prepaid interest in the prior calendar year and the Company has not previously paid you an additional bonus in the amount of your prepaid interest, the bonus shall include the amount of such prepaid interest). For this purpose, "Company Loans" shall mean and include loans by the Company to you to purchase stock of the Company from the Company.

Concurrently with the execution of this letter, Lifemark has granted you ten year stock options to purchase 150,000 shares of Lifemark common stock. Lifemark has also agreed to permit you to exercise your 150,000 options at the time of their vesting accepting as payment your secured nine-year promissory note in the full amount of your exercise price. 90,000 of the options granted to you vest immediately and 60,000 granted under the newly approved Executive Stock Option and Ownership Plan will vest immediately upon approval of the Plan by the Company's stockholders. You have agreed to exercise the options immediately upon vesting.

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The loans  provided for in the preceding  paragraph  will become due and payable
(including accrued interest) 180 days following termination of employment except that they will become immediately due and payable if you breach the Key Employee Non-Disclosure Agreement or if you are terminated for just cause (as defined below) at any time.

For purposes of this letter, termination by Lifemark "for just cause" shall mean termination on account of gross negligence, dishonesty, or any willful material violation of any reasonable rule or regulation of Lifemark of which you have been advised in writing.

In the event of a Change in Control (as defined below) of Lifemark, Lifemark agrees that if without your consent Lifemark materially changes your duties or responsibilities or the location of your principal place of work and as a result of such change or changes you voluntarily terminate your employment, then, in either such event, (i) all of your outstanding unexercised options will vest and become exercisable on the date of termination of your employment, and (ii) you will be entitled to the same severance payments as those provided for below with respect to termination without cause.

For purposes of this letter, "Change in Control" shall mean the occurrence of any of the following events:

(i) The acquisition, by new stockholders (being any person or group of persons other than the current directors of the Company, Dorsey Gardner, their respective families, estates, trusts and other affiliates) acting in concert, of a beneficial ownership interest in the Company, resulting in the total beneficial ownership of such persons or group of persons equaling or exceeding 50% of the outstanding common stock and warrants of the Company; provided, however, that no such person or group of persons shall be deemed to beneficially own (i) any common stock or warrants acquired directly from the Company or (ii) any common stock or warrants held by the Company or any of its subsidiaries or any employee benefit plan (or any related trust) of the Company or its subsidiaries. The Change in Control shall be deemed to occur on the date the beneficial ownership of the acquiring person or group of persons first equals or exceeds 50% of the outstanding common stock and warrants of the Company.

(ii) A merger, consolidation or other reorganization having substantially the same effect, or the sale of all or substantially all the consolidated assets of the Company in each case, with respect to which the persons or group of persons who were the respective beneficial owners of the outstanding common stock immediately prior to such event do not, following such event, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting stock of the corporation resulting from such event or the corporation purchasing or receiving assets pursuant to such event.

If more than one of the foregoing events shall occur, each such event shall constitute a separate Change in Control.

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For purposes of this letter, a change in duty or responsibility shall be broadly interpreted. Thus, by way of example, a change in your autonomy or role in setting strategy and policies of the company would be deemed to constitute a change in duty or responsibility even if you remained in title chief executive officer of the Lifemark business. Similarly, if you were no longer chief executive officer of a publicly traded company, your duties and responsibilities would be deemed to have changed.

Lifemark further confirms that it will abide by both the letter and the spirit of the adjustment provisions contained in its Stock Option Plans and the Stock Option Certificates which you hold, pursuant to which Lifemark has agreed to adjust the outstanding options appropriately in the event of a sale or merger of the corporation.

In the event the Company terminates your employment other than for cause, you will be entitled to severance pay equal to eighteen months of your base salary ($300,000 or an appropriately increased amount if your base salary has increased). In addition, you will be entitled to a pro rated portion of your targeted bonus regular bonus, and a pro rated portion of the additional bonus provided for in the third paragraph of this letter, in each case pro rated on the portion of the fiscal year prior to termination. The pro rated regular bonus will be payable at the time other Executive bonuses are paid and will be based on the entire year of Company performance. The pro rated additional bonus will be paid within 30 days of termination. You will be entitled to payment in full of any bonus for the last completed fiscal year prior to termination which has not yet been paid as of the date of termination, with such bonus to be paid at the time other Executive bonuses for such year are paid. You will also be entitled to continuing family medical coverage for a period of twelve months.

As a condition to your employment, you reconfirm your execution of Lifemark's Standard Key Employee Executive Nondisclosure Agreement.

Again, I would like to take this opportunity to say how excited I am about your taking on these new responsibilities.

The substance of the terms of this letter was negotiated and agreed to in Arizona and it is solely for the convenience of the parties that it is being signed by facsimile outside of Arizona. Arizona law applicable to contracts made and to be performed in Arizona shall therefore apply to and govern all aspects of this Agreement.

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Please  confirm your  agreement  with and  acceptance of the  provisions of this letter by signing and returning the enclosed copy of this letter where indicated.

Sincerely,



/s/ RICHARD C. JELINEK
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Chairman


ACCEPTED AND AGREED:

/s/ RHONDA BREDE
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